EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-87008, 333-21895 and 333-100511) of Schnitzer Steel Industries, Inc. of our report dated November 14, 2005, except for Note 2 to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Annual Report on Internal Control Over Financial Reporting, as to which the date is August 30, 2006, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Schnitzer Steel Industries, Inc.’s Annual Report on Form 10-K/A (Amendment No. 1) for the year ended August 31, 2005.

PricewaterhouseCoopers LLP
Portland, Oregon
August 30, 2006